AMENDMENT NO. 1 TO THE
ALPHARMA INC. 2005 SUPPLEMENTAL SAVINGS PLAN
(Amended and Restated as of January 1, 2005)

The Alpharma Inc. 2005 Supplemental Savings Plan (the "Plan") is hereby amended effective as of March 31, 2006, as follows:

    Section 6.1 of the Plan is hereby amended by adding the following as new subsection (d):

"(d) A Participant who becomes employed by an unrelated employer upon the sale of (i) all or substantially all the assets used by the Company in the employing trade or business, or (ii) the Company's interest in the employing subsidiary, shall be deemed to have separated from service on the date immediately preceding the date that such Participant becomes an employee of the purchaser, unless the purchaser agrees in connection with the sale to be substituted for the Company as the sponsor of Plan. Such Participant shall be entitled to a distribution in accordance with the terms of this Section 6.1."

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